Exhibit 99.1

BIOSTAR PHARMACEUTICALS, INC. ANNOUNCES FIRST
QUARTER 2010 FINANCIAL RESULTS

XIANYANG, China, May 17, 2010 (Xinhua-PRNewswire-FirstCall) – Biostar Pharmaceuticals, Inc. (NASDAQ GM: BSPM) (“Biostar” or “the Company”), a Xianyang-based manufacturer of a leading over-the-counter Hepatitis B medicine, Xin Aoxing Oleanolic Acid Capsules (“Xin Aoxing”), and a variety of pharmaceutical products, today announced financial results of the first quarter ended March 31, 2010.

-	Q1 2010 revenue increased 66.0% to $12.4 million

-	Q1 gross margins were 77.0%, a 1,270-basis point improvement

-	Q1 2010 Non-GAAP adjusted net income increased 32.1% to $2.4 million with adjusted EPS of $0.09

-	Biostar reiterates guidance for 2010: Revenue expected to be between $80.0 to $82.0 million and net income between $18.0 to $20.0 million

SUMMARY FINANCIALS

First Quarter 2010 Results (unaudited)
	Q1 2010	Q1 2009	CHANGE
Net Sales	$12.4 million	$7.4 million	+66.0%
Gross Profit	$9.5 million	$4.8 million	+98.9%
GAAP Net Income	$2.3 million	$1.8 million	+23.7%
Adjusted Non-GAAP Net Income*	$2.4 million	$1.8 million	+32.1%
GAAP EPS (Diluted)	$0.08	$0.08	+0%
Adjusted Non-GAAP EPS (Diluted)*	$0.09	$0.08	+12.5%
*Excluding non-cash stock-based compensation charge of $0.2 million for Q1 2010.  For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

First Quarter 2010 Financial Results

Revenue for the first quarter of 2010 increased 66.0% to approximately $12.4 million compared to $7.4 million for the first quarter of 2009.  The increase was primarily due to Biostar’s flagship product, Xin Aoxing Oleanolic Acid Capsule (“Xin Aoxing”), which saw increased sales by 138.2% to $9.2 million with a gross margin of 85.1%, compared to $3.9 million in the first quarter of 2009. Sales of Xin Aoxing represented 74.4% of total revenues and benefited from the expansion into the Beijing and Shanghai markets during the first quarter of 2010, in addition to the implementation of a retail-direct selling strategy to select high-volume pharmacies who accept direct shipments from the Company’s Xianyang-based production facility.  Another notable contributor from Biostar’s portfolio was its Taohuasan Pediatrics Medicine, which contributed $1.0 million in revenue in the first quarter of 2010, an increase of 13.1% compared to $0.9 million in the first quarter of 2009.   The Company continued its expansion into rural communities in China with products now being sold at the Company’s rural supply network of approximately 6,000 locations out of a target market which includes an estimated 10,000 total locations.

Cost of goods sold for the three months ended March 31, 2010 was approximately $2.8 million or 23.0% of revenues, as compared to $2.7 million or 35.7% of revenues for the three months ended March 31, 2009. Gross profits for the first quarter of 2010 were $9.5 million with gross margins of 77.0%, compared to $4.8 million in gross profit and gross margins of 64.3% for the first quarter of 2009. The increase in gross margins was due to the increased sales volumes of Xin Aoxing and Taohuasan as wells as lower raw material costs for Xin Aoxing experienced in the first quarter of 2010.  Gross profits increased by 98.9% for the three months ended March 31, 2010 as compared to the same period in 2009.

Operating expenses for the three months ended March 31, 2010 were approximately $6.4 million, an increase of 157.7% compared to the same period in 2009. Selling and distribution cost increased 197% to $5.6 million in the first quarter of 2010, compared to $1.9 million in the same period in 2009. The increase in selling cost is primarily due to $2.2 million in incremental advertising and promotional efforts which included billboards, newsprints and in-store advertising designed to drive sales in existing and new markets and to promote brand awareness of Xin Aoxing.  These increased sales activities drove higher commissions and travel expenses, which increased $1.1 million and $0.3 million, respectively. In addition, the Company incurred non-cash equity compensation charge of $0.2 million in the first quarter of 2010, which was not present for the same period in 2009.

Operating income for the first quarter of 2010 totaled approximately $3.1 million, a 35.7% increase from $2.3 million reported for the first quarter of 2009. Operating margins were 25.3% and 31.0% for the first quarter of 2010 and 2009, respectively. The decrease was mainly attributed to the increase of SG&A in the first quarter of 2010.  Excluding the non-cash equity compensation charge of $0.2 million recorded during the first quarter of 2010, adjusted operating income for the first quarter is $3.3 million with operation margins of 26.6%.

Net income was approximately $2.3 million for the first quarter of 2010, a 23.7% increase compared to $1.8 million for the first quarter of 2009. Diluted earnings per share were $0.08 for the first quarter of 2010 compared to $0.08 for the first quarter of 2009, based upon 27.3 million and 23.5 million diluted common shares outstanding, respectively. Adjusted Non-GAAP net income for the first quarter was $2.4 million, or $0.09 per diluted common share based on 27.3 million diluted common shares outstanding for the first quarter of 2010. The Company’s effective tax rate was at 27.6% for the first quarter of 2010.

"We are pleased to report another quarter of strong revenue growth, as Biostar gains further brand recognition and awareness for our Xin Aoxing Capsules. With momentum in several key markets, we are confident that this flagship product is becoming known as one of the major medical treatments for Hepatitis B in China,” commented Ronghua Wang, Chairman and Chief Executive Officer of Biostar. “We are optimistic that with our continued expansion into new markets, supported by comprehensive marketing and distribution strategies, including direct sales, we are in position to leverage our product portfolio for optimal growth.” Wang concluded.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $8.6 million on March 31, 2010, compared to $8.6 million on December 31, 2009. Accounts receivable balance was approximately $20.8 million on March 31, 2010, versus approximately $19.8 million on December 31, 2009. Days sales outstanding (DSO) were at 149 days. The Company had a current ratio of 5.7 to 1 and stockholders’ equity of $43.4 million, with total assets of $48.9 million versus total liabilities of $5.6 million on March 31, 2010.

For the first three months of 2010, the Company generated $0.6 million in cash from operations versus $0.06 million used in operations reported for the same period in 2009.

Business Developments

As of March 31, 2010, Biostar has expended its rural supply network to approximately 6,000 sales outlets.

On April 27, Biostar addressed and resolved a concern that its main product, Xin Aoxing, was to be suspended from selling by the local State Food and Drug Administration (SFDA) due to non-compliance with approved advertising use.

On April 23, 2010, Biostar was approved by NASDAQ to list its common stock on the NASDAQ Global Market and commenced trading under the ticker symbol BSPM.

On April 12, 2010, Biostar completed Chinese Military Drug Administration clinical trials for Zushima Analgesic Aerosol Spray (“Zushima”). Zushima is a traditional Chinese herbal product used to relieve pain through a topical application of the medicine to affected areas or closed wounds.  Zushima spray can also be used in the treatment of certain rheumatic conditions. The product was classified as “Specially Needed Drug” by the Chinese Military Drug Administration and will also be available to the public.

On March 29, 2010, Biostar officially took control over the assets of Xi’an Meipude Bio-Technology Co., Ltd., a Xi’an-based medical equipment and nutrients manufacturer (“Meipude”). Biostar is working on a production marketing program and anticipates starting sales using the acquired assets in May 2010.

Conference Call

The Company will host a conference call to discuss the 2010 first quarter financial results on Monday, May 17, 2010 at 9:30 a.m. ET. Interested participants should call +1-877-941-4775 within the United States, or US +1-480-629-9763 if calling internationally. The conference ID is 4302147. It is advisable to dial in approximately 5-10 minutes prior to 9:30 a.m. ET. This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00007582. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and thirteen nutrients. The Company has adopted international standards and is in the process of applying for two patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP adjusted net income, and non-GAAP adjusted EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of "recurring core business operating results", meaning operating performance excluding non-cash amortization charges for intangibles. China Marine believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of the business.

    For further information, contact:

     Ms. Elaine Zhao, CFO
     Tel: +1-626-456-2789
     Email: elainezhao@biostarpharmaceuticals.com

     John Mattio
     HC International, Inc.
     Tel: US +1-203-616-5144
     Email: john.mattio@hcinternational.net
     Web: http://www.hcinternational.net

Source: Biostar Pharmaceuticals, Inc.

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)

ASSETS
Current Assets
Cash and cash equivalents	$8,642,418	$8,577,704
Accounts receivable	20,837,401	19,803,434
Inventories	564,955	340,078
Prepaid expenses and other receivables	1,487,143	1,500,327
Total Current Assets	31,531,917	30,221,543

Deposits	877,693	1,316,328
Property, plant and equipment, net	5,202,236	4,340,917
Intangible assets, net	11,314,977	11,131,681

Total Assets	$48,926,823	$47,010,469

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$4,005,676	$3,559,281
Value-added tax payable	628,908	1,050,051
Income tax payable	920,079	1,481,266
Total Current Liabilities	5,554,663	6,090,598

Commitment and contingencies

Stockholders' Equity
Series B, convertible preferred stock, $0.001 par value, 5,000,000 shares authorized,
1,467,317 and 3,060,000 shares issued and outstanding at March 31, 2010 and December 31, 2009	1,467	3,060
Common stock, $.001 par value, 100,000,000 shares authorized,
25,820,119 and 23,374,799 shares issued and outstanding at March 31, 2010 and December 31, 2009	25,820	23,375
Additional paid-in capital	19,992,542	19,801,366
Statutory reserve	3,119,132	2,860,685
Retained earnings	19,553,544	17,548,676
Accumulated other comprehensive income	679,655	682,709
Total Stockholders' Equity	43,372,160	40,919,871

Total Liabilities and Stockholders' Equity	$48,926,823	$47,010,469

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
	2010	2009

Sales, net	$12,363,175	$7,447,664

Cost of sales	2,840,426	2,658,807

Gross profit	9,522,749	4,788,857

Operating expenses:
Selling and distribution	5,609,561	1,888,182
General and administrative	625,722	591,802
Stock-based compensation	154,490	-
Total operating expenses	6,389,773	2,479,984

Income from operations	3,132,976	2,308,873

Other Income (Expense)
Interest income	3,686	310
Other expense	(6,131)	-
Foreign exchange loss	(5,641)	-
Total Other Income (Expense)	(8,086)	310

Income before income taxes	3,124,890	2,309,183

Provision for income taxes	861,575	480,151

Net income	$2,263,315	$1,829,032

Net income per common stock
Basic	$0.09	$0.08
Diluted	$0.08	$0.08

Weighted average number of common stocks outstanding
Basic	25,129,674	23,240,899
Diluted	27,341,138	23,509,458

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,263,315	$1,829,032
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	138,403	166,269
Stock-based compensation	154,490	-
Changes in operating assets and liabilities:
Accounts receivable	(1,030,791)	(2,123,128)
Inventories	(224,825)	11,535
Prepaid expenses and other receivables	13,420	(387,054)
Accounts payable and accrued expenses	248,346	371,398
Customer advances	-	(36,193)
VAT payable	(421,316)	37,044
Income tax payable	(561,431)	66,487
Net cash provided by (used in) operating activities	579,611	(64,610)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(281,542)	-
Acquisition of proprietary technologies	(265,153)	-
Net cash used in investing activities	(546,695)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	37,537	-
Net cash provided by financing activities	37,537	-

Effect of exchange rate changes on cash and cash equivalents	(5,739)	939

Net Increase (Decrease) in cash and cash equivalents	64,714	(63,671)

Cash and cash equivalents, beginning balance	8,577,704	758,316

Cash and cash equivalents, ending balance	$8,642,418	$694,645

SUPPLEMENTAL DISCLOSURES:
Interest payments	$-	$-
Income tax payments	$1,423,006	$413,665

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of preferred stock to common stock	$1,593	$-
Cashless exercise of warrants	$815	$-
Prior year deposit paid for acquisition of property and equipment	$438,851	$-
Payable for acquisition of property and equipment and intangible assets	$197,483	$-